PURCHASE AGREEMENT


                          by and between


                       KKL GOLF PARTNERSHIP


                              Seller,


                                and


            CAROLINA SPRINGS FAMILY GOLF CENTERS, INC.,


                             Purchaser




                             PREMISES:

                       1680 Scuffletown Road
                   Fountain Inn, South Carolina









                        PURCHASE AGREEMENT
       PURCHASE AGREEMENT, made as of the 30th day of September, 1996 (this "Agreement"), by and between KKL GOLF PARTNERSHIP, INC., an Illinois general partnership having an address at c/o Kemper Sports Management, 500 Skokie Boulevard, Suite 444, Northbrook, Illinois 60062 ("Seller"), and CAROLINA SPRINGS FAMILY GOLF CENTERS, INC., a Delaware corporation having an address at 225 Broadhollow Road, Suite 106E, Melville, New York 11747 ("Purchaser").

                       W I T N E S S E T H :

       WHEREAS, Seller is the owner of certain real property located at 1680 Scuffletown Road, Fountain Inn, South Carolina 29644-9464 and more particularly described on Exhibit A attached hereto and made a part hereof (the "Land") and the buildings and improvements located on the Land (the "Improvements" and, together with the Land, the "Premises");

       WHEREAS, Seller operates a golf course and related facilities at the Premises under the name "Carolina Springs Golf and Country Club" (the "Business"); and

       WHEREAS, Seller wants to sell the Premises to Purchaser, and Purchaser wants to purchase the Premises from Seller, on the terms, and subject to the conditions, set forth herein.







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       NOW, THEREFORE, in consideration of TEN ($10.00) DOLLARS,
the terms and conditions set forth herein, and other good and valuable consideration, the mutual receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the foregoing and as follows:


       1.   Agreement to Sell and Purchase.

            1.1 Property to be Purchased by Purchaser. Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase and acquire from Seller, upon the terms and conditions hereinafter set forth, all of Seller's right, title and interest in and to the following property (collectively, the "Property"):

                            1.1.1  the Premises;

                            1.1.2  the easements, rights of way,
appurtenances and other rights and benefits of Seller in and to the Premises, including without limitation, all of Seller's interest in any air rights, water rights and irrigation rights;

                            1.1.3  all furnishings, fixtures,
machinery, equipment, vehicles and personalty attached or appurtenant to or used in connection with the Premises that are owned by Seller, and all inventories, supplies, sales, marketing and instructional materials of every kind and description relating to the Business, wherever located, including without limitation,

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the items described on Exhibit B attached hereto and made a part hereof (the "Personal Property");

                            1.1.4  the files, books, notices and
other correspondence from any governmental agencies, and other records used or employed by Seller or its affiliates in connection with the ownership and/or operation of the Premises and the Business other than internal partnership records and tax returns (collectively, the "Records");

                            1.1.5  any consents, authorizations,
variances, waivers, licenses, certificates, permits and approvals held by or granted to Seller in connection with the ownership of the Premises to the extent assignable to the Purchaser
(collectively, the "Permits");

                            1.1.6  the contracts, leases and other
agreements of or relating to the Business described on Exhibit C attached hereto and made a part hereof, except to the extent the same relate solely to any Retained Assets or Retained Liabilities (as hereinafter defined) (the "Contracts");

                            1.1.7  all accounts receivable of Seller
arising out of the sale of goods or services rendered at the Premises or otherwise in connection with the Business on or after August 1, 1996 (the "Effective Date");


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                            1.1.8  any manufacturers' and vendors'
warranties and guarantees, except to the extent the same relate solely to any Retained Assets or Retained Liabilities (the
"Claims"); and

                            1.1.9  any other properties and assets
of every kind and nature, real or personal, tangible or intangible, relating in any way whatsoever to the Premises or the Business, except to the extent the same relate solely to the Retained Assets or Retained Liabilities.

            1.2 Assets to be Retained by Seller. Anything herein to the contrary notwithstanding, Seller shall not sell, and Purchaser shall not acquire, the following assets of Seller (the
"Retained Assets"):

                            1.2.1  all trade accounts receivable
arising out of the sale of goods or services prior to the Effective Date;
                            1.2.2  any rights of Seller with respect
to insurance policies owned by Seller or for which Seller is the named insured;
                            1.2.3  all cash, funds in bank accounts
and cash equivalents existing as of the Closing Date hereof; and

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                            1.2.4  any patents, trademarks,
trademark registrations, copyrights, copyright registrations, trade names and all registrations thereof and all applications for any of the foregoing, whether issued or pending, if any, and all goodwill associated with any of the foregoing (the "Intangible Assets").
            1.3 Assumption of Certain Liabilities. Purchaser shall assume and agree to pay and discharge when due all liabilities and obligations of Seller under the Contracts to the extent the same arise from and after the Effective Date (the "Assumed Liabilities"). Purchaser shall cause Parent (as hereinafter defined) to guaranty payment of the Assumed Liability represented by the Open-End Commercial Master Lease Agreement between Seller as Lessee and FELCO Commercial Services Division of Franklin Equity Leasing Company as Lessor.

            1.4 Liabilities to be Retained by Purchaser. Seller shall retain, and Purchaser shall not assume, perform, discharge or pay, and shall not be responsible for, any and all liabilities or obligations of any nature whatsoever in connection with or relating to the Property, Seller or the Business or any predecessor owner of the Property or the Business other than the Assumed Liabilities (collectively, the "Retained Liabilities").

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      2.   Consideration.

            2.1 In consideration for the Property, Purchaser shall: (A) pay to Seller Three Million Three Hundred and Twenty Five Thousand Dollars ($3,325,000.00), subject to adjustment as hereinafter provided, payable on the date hereof in cash, or by certified or bank check or by the wire transfer of funds; (B) pay the sum of Twenty Five Thousand Dollars ($25,000.00) subject to adjustment as hereinafter provided, payable in cash, certified or bank check or wire transfer simultaneously herewith to be held and dealt with as provided in the Escrow Agreement dated the date hereof among Seller, Purchaser and Continental Stock Transfer & Trust Company (the "Escrow Agent") (the "Escrow Agreement") and
(C) cause Family Golf Centers, Inc. (the "Parent") to grant to the Seller an irrevocable option (the "Option") to purchase 5,000 shares of common stock, par value $.01 per share, of Parent (the "Common Stock") at an exercise price of $40.00 per share, pursuant to the Stock Option Agreement; dated as of even date herewith.

            2.2  It is agreed that [__________] of the
consideration paid by Purchaser hereunder shall be allocated toward items of personal property or any property other than the Premises conveyed hereunder and all tax returns and reports filed by Purchaser and Seller with respect to the transactions


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contemplated by this Agreement shall be consistent with such allocation.

       3.   Title; Permitted Exceptions.

            3.1 Seller will convey the Property to Purchaser, free and clear of any and all liens, charges, encumbrances, mortgages, pledges, security interests, easements, agreements and other interests and adverse claims (collectively, "Encumbrances"), other than the matters set forth in Exhibit D attached hereto and made a part hereof (the "Permitted Exceptions").

       4.   Apportionments.

            4.1 The parties hereto agree that (i) all operating expenses of Seller relating to the Premises (i.e., real estate taxes, utilities, cost of advertising, collections, fees, hired services, insurance, miscellaneous expenses, postage, repairs and maintenance, taxes and wages, but specifically not including interest on indebtedness, professional fees and expenses, travel, lodging, or depreciation), and (ii) all income of Seller, shall be apportioned between Seller and Purchaser as of the Effective Date based on the portion of each such expense or revenue attributable to the period falling on or before the Effective Date on the one hand, which Seller shall bear the responsibility and benefit of,

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and the portion of each such expense or revenue attributable to the period falling after the Effective Date, on the other hand, which Purchaser shall bear the responsibility and benefit of (the "Adjustment"). The net Adjustment will be paid by the party owing the same to the other in cash or by certified or official bank check or wire transfer. The expenses and liabilities for which Seller shall be liable pursuant to this Section shall be included within the meaning of the term "Retained Liabilities". The Seller and Purchaser shall make appropriate adjustments for unearned membership fees, gift certificates and pre-booked events.

            4.2 Immediately prior to the Closing, Seller and Purchaser shall make a determination of the value of all inventory included in the Property based on the cost thereof. Purchaser shall pay to Seller at the Closing the amount so determined.

            4.3 To the extent that any of the prorations made pursuant to this Article are based upon estimates of payments to be made and/or expenses to be incurred by Purchaser subsequent to the Effective Date, or either party discovers any errors in or omissions in respect of the Adjustment, Seller and Purchaser agree to adjust such prorations promptly upon receipt by Seller or Purchaser, as the case may be, of such payments or of bills or

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other documentation setting forth the actual amount of such expenses.

            4.4 Seller and Purchaser shall maintain and make available to each other any books or records necessary for the adjustment of any item pursuant to this Article. The provisions of this Article shall survive the closing of the transactions described herein (the "Closing").

       5.   The Closing.

            5.1 The Closing of the transaction provided for in this Agreement shall take place simultaneously with the execution and delivery of this Agreement (the actual date of the Closing being referred to herein as the "Closing Date").

            5.2 At the Closing, Seller shall deliver or cause to be delivered to Purchaser physical possession of the Property (receipt of which may be actual or constructive) and the following:
                            5.2.1  a special warranty deed with
covenants against grantor's acts, duly executed and acknowledged by Seller, in proper statutory form for recording, so as to convey to Purchaser fee simple title to the Premises, subject to and in accordance with the provisions of this Agreement (the "Deed");

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                          5.2.2  a bill of sale conveying,
transferring and selling to Purchaser all right, title and interest of Seller in and to all of the Personal Property, which bill of sale shall contain a warranty that such property is free and clear of all Encumbrances other than the Permitted Exceptions, duly executed and acknowledged by Seller;

                            5.2.3  an assignment and assumption
agreement (the "Assignment and Assumption Agreement") assigning to Purchaser all of Seller's right, title and interest in and to the Contracts, the Permits and the Claims, duly executed and acknowledged by Seller;

                            5.2.4  a settlement statement (the
"Settlement Statement") setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement;

                            5.2.5  an owner's affidavit of title;

                            5.2.6  original counterparts of each of
the Contracts to the extent originals are available otherwise a copy of such Contract certified by the Seller;

                            5.2.7  any transfer tax or other return
required by any applicable governmental authority in connection

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with the sale of the Property, duly executed and acknowledged by
Seller;

                            5.2.8  an affidavit (the "FIRPTA
Affidavit") duly executed and acknowledged by Seller pursuant to
Section 1445 (b)(2) of the Internal Revenue Code of 1986, as amended, stating that Seller is not a foreign person within the meaning of such provision;

                            5.2.9  keys to all locks relating to the
Property, appropriately labeled;

                            5.2.10  all other instruments and
documents to be executed, acknowledged where appropriate and/or delivered by Seller to Purchaser pursuant to any of the other provisions of this Agreement; and

                            5.2.11  such other documents as may be
reasonably required by Purchaser's counsel in connection with this transaction.

            5.3 At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:

                            5.3.1  the cash consideration referred
to in Section 2 and Section 4.2 hereof;

                            5.3.2  the Stock Option Agreement
referred to in Section 2 hereof;

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                            5.3.3  the Assignment and Assumption
Agreement, duly executed and acknowledged by Purchaser;

                            5.3.4  the Settlement Statement, duly
executed and acknowledged by Purchaser;

                            5.3.5  all other instruments and
documents to be executed, acknowledged where appropriate and/or delivered by Purchaser to Seller; and

                            5.3.6  such other documents as may be
reasonably required by Seller's counsel in connection with this transaction.

       6.   Representations and Warranties.

            6.1 Seller represents and warrants to Purchaser as follows:

                            6.1.1  Organization; Power and
Authority. Seller is a partnership duly formed, validly existing and in good standing under the laws of the State of Illinois, and has all requisite power and authority to carry on its business as it is now being conducted, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

                            6.1.2  Due Authorization and Execution;
Effect of Agreement.  The execution, delivery and performance by



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Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary partnership action required to be taken on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms, except to the extent that such enforceability (a) may be limited by bankruptcy, insolvency, or other similar laws relating to creditors' rights generally; and (b) is subject to general principles of equity.

                            6.1.3  Consents.  No consent, approval
or authorization of, exemption by, or filing with, any governmental or regulatory authority or any third party is required in connection with the execution, delivery and performance by Seller of this Agreement, except for consents, approvals, authorizations, exemptions and filings, if any, which have been obtained.

                            6.1.4  Compliance with Applicable Laws.
To the best of Seller's knowledge and except as disclosed in the Inspection Report of the Bureau of Environmental Health, Division of Food Protection, South Carolina DHEC dated September 19, 1996, Seller is not engaging in any activity or omitting to take any


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action as a result of which Seller is in violation of any law, rule, regulation, ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to the Property or the Business, and neither the execution and delivery by Seller of this Agreement or of any of the other agreements and instruments to be executed and delivered by it pursuant hereto, the performance by Seller of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will result in any such violation. To the best of Seller's knowledge, Seller is in compliance with all material requirements imposed in writing by any insurance carrier of Seller to the extent such carrier is an insurer or indemnitor of the Property. The Seller has not received any notice of violation of law, municipal ordinance, orders or requirements issued by any building department or other governmental agency or subdivision having jurisdiction.

                           6.1.5  Permits.  All of the Permits
possessed by the Seller in the conduct of the Business are set forth on Exhibit D. To the best of Seller's knowledge there are no other permits required by any federal, state, or local law,

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rule or regulation and necessary for the operation of the Property and the Business as currently being conducted.

                                    6.1.5.1  Title to Assets.
Seller has good and marketable title to the Property free and clear of all Encumbrances other than the Permitted Exceptions.

                           6.1.6  Contracts.  Except as set forth
on Exhibit C, Seller is not a party to any leases, contracts, orders or agreements relating to the Property or the Business (written or otherwise). Exhibit C sets forth a full and complete description of the Contracts described therein, and none of such Contracts have been amended or modified except as reflected on said Exhibit. Seller is not holding any security deposits under any of said Contracts. Each of the Contracts are in full force and effect and no party under any such Contract, including Seller, is in default in respect of any such Contract. The Seller has not sent or received notice of default in any respect of any such Contract.

                            6.1.7  Condition of the Improvements.
To the best of Seller's knowledge there are no material structural or mechanical defects in the Improvements, and there are no leaks in any roof on any Improvement.

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                            6.1.8  Condition of Personal Property.
To the best of Seller's knowledge, except as described on Exhibit
B as "Disabled Equipment" the Personal Property is in good operating condition and repair, ordinary wear and tear excepted, and is adequate, suitable and sufficient to meet the needs of and to operate the Property as currently conducted.

                            6.1.9  Environmental Matters.

                                     6.1.9.1  As used in this
Agreement "Hazardous Material" shall mean: (i) any "hazardous substance" as now defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. ss. 9601(33); (ii) any "pollutant or contaminant" as defined in 42 U.S.C. ss. 9601(33); (iii) any material now defined as "hazardous waste" pursuant to 40 C.F.R.
Part 261; (iv) any petroleum, including crude oil and any fraction thereof; (v) natural or synthetic gas usable for fuel; (vi) any "hazardous chemical" as defined pursuant to 29 C.F.R. Part 1910;
(vii) any asbestos, asbestos containing material, polychlorinated biphenyl ("PCB"), or isomer of dioxin, or any material or thing containing or composed of such substance or substances; and (viii) any other pollutant, contaminant, chemical, or industrial or

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hazardous, toxic or dangerous waste, substance or material, defined or regulated as such in (or for purposes of any Environmental Law (as hereinafter defined) and any other toxic, reactive or flammable chemicals.

                                     6.1.9.2  The Seller has not
conducted the Business or operated the Premises in violation of any Environmental Law.

                                     6.1.9.3  To the best of
Seller's knowledge, Seller has no obligation or liability imposed or based upon any provision under any foreign, federal, state or local law, rule, or regulation or common law, or under any code, order, decree, judgment or injunction applicable to Seller or the Property or any notice, or request for information issued, promulgated, approved or entered thereunder, or under the common law, or any tort, nuisance or absolute liability theory, relating to public health or safety, worker health or safety, or pollution, damage to or protection to the environment, including without limitation, laws relating to emissions, discharges, releases or threatened releases of Hazardous Material into the environment (including without limitation, ambient air, surface water, groundwater, land surface or subsurface), or otherwise relating to the manufacture, processing, distribution, use, treatment,



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storage, generation, disposal, transport or handling of
pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes (hereinafter collectively referred to as "Environmental Laws").

                                     6.1.9.4  Seller has not been
subject to any civil, criminal or administrative action, suit, claim, hearing, notice of violation, investigation, inquiry or proceeding for failure to comply with, or received notice of any violation or potential liability under the Environmental Laws in respect of the Premises.
                                     6.1.9.5  At the time the
Premises were purchased by the Seller, the Premises were not (a) listed or proposed for listing on the National Priority List or
(b) listed on the Comprehensive Environmental Response, Compensation, Liability Information System List ("CERCLIS") promulgated pursuant to CERCLA, 42 U.S.C. ss. 9601(9), or any comparable list maintained by any foreign, state or local government authority and the Seller has not received any notice thereafter of any such listing.

                                     6.1.9.6  There are no
underground storage tanks at the Premises and Seller further warrants and represents that to the best of its knowledge any



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prior use and operation of underground storage tanks has been in compliance with all Environmental Laws.

                                     6.1.9.7  All of Seller's
warranties and representations concerning environmental matters are qualified by (i) Seller's disclosure to Purchaser of an oil line spill affecting property described in that certain Right of Way and/or Easement Agreement and Grant of Option to Purchase by Carolina Springs Golf & Country Club, Inc., to Seller dated June 8, 1992 and recorded June 8, 1992 in Book 1476, page 724 and (ii) everything disclosed in that certain Phase I Environmental Site Assessment for Carolina Springs Golf & Country Club, 1680 Scufflestown Road, Fountain Inn, South Carolina, dated June 8, 1991 and prepared by Environmental Technology Engineering, Inc.

                            6.1.10  Tax Proceedings.  There are no
proceedings pending regarding the reduction of real estate taxes or assessments in respect of the Premises.

                            6.1.11  Utilities.  All water, storm and
sanitary sewer, gas, electricity, telephone and other utilities adequately service the Premises to allow the conduct of business as currently conducted, and the Premises are furnished by facilities of public utilities and the cost of installation of such utilities has been fully paid.

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                            6.1.12  Access.  To the best of Seller's
knowledge, there are no federal, state, county, municipal or other governmental plans to change the highway or road system in the vicinity of the Premises which could materially restrict or change access from any such highway or road to the Premises or any pending or threatened condemnation or eminent domain proceedings relating to or affecting the Premises.

                            6.1.13  Insurance Requirements.  All
requirements or recommendations by any insurer or by any board of fire underwriters or similar body in respect of the Property have been satisfied.

                            6.1.14  Litigation.  There is no action
or proceeding (zoning or otherwise) or governmental investigation pending, or, to the best of Seller's knowledge, threatened against, or relating to, Seller (insofar as it relates to the Premises or the Business), the Premises, the Business or the transactions contemplated by this Agreement, nor to the best of Seller's knowledge, is there any reasonable basis for any such action, proceeding or investigation.

                            6.1.15  Assessments.  There are no
special or other assessments for public improvements or otherwise now affecting the Premises nor does Seller know of (a) any pending

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or threatened special assessments affecting the Premises or (b)
any contemplated improvements affecting the Premises that may result in special assessments affecting the Premises.

                            6.1.16  Employee Agreements.  There are
no union or employment contracts or agreements (written or oral) involving employees of Seller or its affiliates affecting the Property or the Business which will survive the Closing. All employees of Seller will have been terminated as of the date hereof.

                            6.1.17  Work at the Premises.  To the
best of Seller's knowledge no services, material or work have been supplied to the Premises for which payment has not been made in full.

                            6.1.18  Financial Condition.  Seller has
delivered to Purchaser true and correct copies of audited financial statements consisting of balance sheets and income statements of Seller as of December 31, 1994 and December 31, 1995 and internal reports for the months ended January 31, 1996, February 29, 1996, March 31, 1996, April 30, 1996, May 31, 1996,
June 30, 1996, July 31, 1996 and August 31, 1996, and for the period commencing September 1, 1996 through the date immediately prior to the date hereof. Each such balance sheet presents fairly

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the financial condition, assets and liabilities of Seller as of its date; each such statement of income presents fairly the results of operations of Seller for the period indicated. The financial statements referred to in this Section are in accordance with the books and records of Seller. Since December 31, 1995 and since June 30, 1996: (a) there has at no time been a material adverse change in the financial condition, results of operations, businesses, properties, assets, liabilities of Seller, the Property or Business; (b) the Business has been conducted in all respects only in the ordinary course; and (c) Seller has not suffered an extraordinary loss (whether or not covered by insurance) or waived any right of substantial value.

                            6.1.19  Certificate of Occupancy.  To
the best of Seller's knowledge, no Certificates of Occupancy are required for any Improvements.

                            6.1.20  Real Estate Taxes.  The last
annual amount assessed for real estate and similar taxes on the Premises is $33,637.63.
                            6.1.21  Full Disclosure.  To the best
knowledge of Seller, none of the information supplied by Seller herein or in the exhibits hereto contains any untrue statement of a material fact or omits to state a material fact required to be

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stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.

                            6.1.22  Seller's Knowledge.  For
purposes of this Section 6.1 the expressions "to the best of Seller's knowledge" and "to the best knowledge of Seller" shall mean the actual knowledge of Robert L. Wallace, James R. Seeley or Cary Ostendorff, without duty of further investigation.

            6.2  Representations and Warranties of Purchaser.
Purchaser hereby represents and warrants to Seller as follows:

                            6.2.1  Organization; Power and
Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business as it is now being conducted, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

                            6.2.2  Due Authorization and Execution;
Effect of Agreement. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action required to be taken on the part of


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Purchaser.  This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of any law, rule or regulation to which Purchaser is subject; (b) violate any order, judgment or decree applicable to Purchaser; or (c) conflict with or result in a breach of or a default under any term or condition of Purchaser's Certificate of Incorporation or By-Laws or any agreement or other instrument to which Purchaser is a party or by which it or its assets may be bound, except in each case, for violations, conflicts, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

            6.3 Survival. The representations and warranties of the parties made by the Seller in Sections 6.1.2, 6.1.3, 6.1.5.1, 6.1.9, 6.1.10 and 6.1.14 shall survive the Closing until the expiration of the statute of limitations applicable to claims that may be asserted against the Purchaser, the Property or Business in respect of the matters covered thereby. All other representations



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and warranties of the parties made in Article 6 shall survive the
Closing for a period of six months.

       7. Further Assurances. At any time and from time to time after the Closing, each party shall, at the request of such other party, execute and deliver any further instruments or documents and take all such further action as such party may reasonably request in order to transfer into the name of Purchaser any and all Property contemplated to be sold pursuant to this Agreement and to further consummate the transactions contemplated by this Agreement. This Article shall survive the Closing.

       8. Brokers. Seller and Purchaser warrant and represent to each other that they dealt with no broker, finder or similar agent or party who or which might be entitled to a commission or compensation on account of introducing the parties, the negotiation or execution of this Agreement and/or the closing of the transaction provided for herein, other than The Greenwich Group International LLC (the "Brokers"). Purchaser and Seller hereby respectively agree to indemnify and hold harmless the other party from and against all loss, liability, damage and expense (including, without limitation, attorneys' fees) imposed upon or incurred by the other party by reason of any claim for commissions or other compensation for bringing about this transaction by any


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


broker, finder or similar agent or party other than the Brokers who claims to have dealt with the indemnifying party in connection with this transaction. Seller agrees to pay Broker any commissions due the Brokers in connection with this transaction pursuant to a separate agreement or agreements between Seller and the Brokers. The provisions of this Article shall survive the Closing or any termination of this Agreement.

       9. "As Is". Purchaser represents that it has inspected the Property and is familiar with the physical condition thereof, and that in reliance upon such inspection and the representations, warranties, covenants and agreements of Seller contained herein, it agrees to accept the Property "as is", in its condition at the date of this Agreement.

       10. Costs and Fees. Documentary stamps for the Deed, deed transfer or conveyancing taxes, if any, shall be payable by Seller, and in no event be payable by Purchaser. Purchaser shall pay the expenses incurred in connection with (a) the examination of title, (b) the issuance of a policy of title insurance for Purchaser, and (c) a survey of the Property. Any other similar costs not expressly provided for elsewhere in this Agreement shall be divided and borne in accordance with the usual practices in the



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


jurisdiction where the Premises are located. The provisions of this Article shall survive the Closing.

       11.  Indemnification.

            11.1 Subject to the further provisions of this Article, Seller shall protect, defend, hold harmless and indemnify Purchaser, its officers, directors, shareholders, employees, agents and affiliates, and their respective successors and assigns, from, against and in respect of any and all losses, liabilities, deficiencies, penalties, fines, costs, damages and expenses whatsoever (including without limitation, reasonable professional fees and costs of investigation, litigation, settlement, and judgment and interest) ("Losses") that may be suffered or incurred by any of them arising from or by reason of
(i) any Retained Liability or other liability or obligation of Seller which is not an Assumed Liability; (ii) the breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement or in any document or other writing delivered pursuant to this Agreement; and (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including without limitation, interest, penalties, reasonable legal fees and accounting fees) incident to the foregoing and the enforcement of the provisions of this Section 11.1.

            11.2 Subject to the further provisions of this Article, Purchaser shall protect, defend, hold harmless and indemnify Seller, its partners, employees and agents, and its successors and assigns from, against and in respect of any and all Losses that may be suffered or incurred by any of them arising from or by reason of (i) any of the Assumed Liabilities on and after the date hereof, (ii) the breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement or in any document or other writing delivered pursuant to this Agreement; and (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including without limitation, interest, penalties, reasonable legal fees and accounting fees) incident to the foregoing and the enforcement of the provisions of this Section 11.2.

            11.3 Whenever a party hereto (such party and each of its affiliates which is entitled to indemnification pursuant to any provision of this Agreement, an "Indemnified Party") shall learn after the Closing of a claim that, if allowed (whether voluntarily or by judicial or quasi-judicial tribunal or agency), would give rise to an obligation of another party (the "Indemnifying Party") to indemnify the Indemnified Party under any provision of this Agreement, before paying the same or agreeing thereto, the Indemnified Party shall promptly notify the Indemnifying Party in writing of all such facts within the Indemnified Party's knowledge with respect to such claim and the amount thereof (a "Notice of Claim"). If, prior to the expiration of fifteen (15) days from the mailing of a Notice of Claim, the Indemnifying Party shall request, in writing, that such claim not be paid, the Indemnified Party shall not pay the same, provided the Indemnifying Party proceeds promptly, at its or their own expense (including employment of counsel reasonably satisfactory to the Indemnified Party), to settle, compromise or litigate, in good faith, such claim. After notice from the Indemnifying Party requesting the Indemnified Party not to pay such claim and the Indemnifying Party's assumption of the defense of such claim at its or their expense, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expense subsequently incurred by the Indemnified Party in connection with the defense thereof. However, the Indemnified Party shall have the right to participate at its expense and with counsel of its choice in such settlement, compromise or litigation. The

Indemnified Party shall not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and execution thereof has been stayed, nor shall the Indemnified Party be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a lien upon any of the property or assets then held by the Indemnified Party. The failure to provide a timely Notice of Claim as provided in this Section 11.3 shall not excuse the Indemnifying Party from its or their continuing obligations hereunder; however, the Indemnified Party's claim shall be reduced by any damages to the Indemnifying Party resulting from the Indemnified Party's delay or failure to provide a Notice of Claim as provided in this Section 11.3.

            11.4 For purposes of this Article, any assertion of fact and/or law by a third party that, if true, would constitute a breach of a representation or warranty made by a party to this Agreement or make operational an indemnification obligation hereunder, shall, on the date that such assertion is made, immediately invoke the Indemnifying Party's obligation to protect, defend, hold harmless and indemnify the Indemnified Party pursuant to this Article.

            11.5 Survival. The provisions of this Article 11 shall survive the Closing.

       12. Bulk Sales. The parties agree to waive the requirements, if any, of all applicable bulk sales laws. Seller agrees to indemnify and hold Purchaser harmless from, and reimburse Purchaser for, any loss, cost, expense, liability or damage which Purchaser may suffer or incur by virtue of the noncompliance by Seller or Purchaser with any laws pertaining to fraudulent conveyance, bulk sales or any similar law which might make the sale or transfer of any part of the Property or Business ineffective as to creditors of, or claimants against, the Seller.

       13. Notices. All notices, demands, requests, consents or other communications ("Notices") which either party may desire or be required to give to the other hereunder shall be in writing and shall be delivered by hand, overnight express carrier, or sent by registered or certified mail, return receipt requested, postage prepaid, in either event, addressed to the parties at their respective addresses first above set forth. A copy of any Notice given by Seller to Purchaser shall simultaneously be given in either manner provided above to Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176,
Attention: Kenneth R. Koch, Esq.  A copy of any Notice given by

Purchaser to Seller shall simultaneously be given in either manner provided above to D'Ancona & Pflaum, 30 North LaSalle Street, Suite 2900, Chicago, Illinois 60602, Attention: Allan J. Reich, Esq. or Michael D. Miselman, Esq. Notices given in the manner aforesaid shall be deemed to have been given three (3) business days after the day so mailed, the day after delivery to any overnight express carrier and on the day so delivered by hand. Either party shall have the right to change its address(es) for the receipt of Notices by giving Notice to the other party in either manner aforesaid. Any Notice required or permitted to be given by either party may be given by that party's attorney.

       14.  Miscellaneous.

            14.1 This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Each of the individuals comprising Seller shall be jointly and severally liable for each and every covenant, agreement, obligation, representation and warranty of Seller hereunder.

            14.2 This Agreement shall be governed by, interpreted under and construed and enforced in accordance with, the laws of the State of New York.

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

            14.3 The captions or article headings in this Agreement are for convenience only and do not constitute part of this Agreement.

            14.4 This Agreement has been fully negotiated by the parties and rules of construction construing ambiguities against the party responsible for drafting agreements shall not apply.

            14.5 It is agreed that, except where otherwise expressly provided in particular Articles or Sections of this Agreement, none of the provisions of this Agreement shall survive the Closing.

            14.6 This Agreement (including the Exhibits annexed hereto) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto.

            14.7 This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

            14.8 No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of the time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

            14.9 This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same original.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.



                            KKL GOLF PARTNERSHIP

                            By: KEMPER SPORTS MANAGEMENT,INC.,
                                general partner



                            By:______________________
                               Name: Robert Wallace
                               Title: Chief Financial Officer



                            CAROLINA SPRINGS FAMILY
                            GOLF CENTERS, INC.



                            By: _____________________
                                Name:
                                Title: